FOR IMMEDIATE RELEASE              FOR FURTHER INFORMATION CONTACT:
---------------------              --------------------------------
October 18, 2005                   Vito S. Pantilione, President and CEO
                                   Ernest D. Huggard, Senior Vice President, CFO
                                   (856) 256-2500

               Parke Bancorp, Inc. Reports Income Increase of 23%

         Washington Township, New Jersey - Parke Bancorp, Inc. (Nasdaq: PKBK), the recently-formed bank holding company for Parke Bank, announced net income of $889,401, or $0.34 diluted income per share, for the three months ended September 30, 2005 compared to net income of $768,605, or $0.31 diluted income per share, for the same period last year. This represents a 15.7% increase in net income, which is largely attributable to an increase in net interest income to $2,623,459 for the three months ended September 30, 2005 compared to $2,026,191 for the three-months ended September 30, 2004.

         Net income for the nine months ended September 30, 2005 also rose, to $2,525,433, or $0.96 diluted income per share, compared to net income of $2,047,238, or $0.81 diluted income per share, a 23.4% increase in net income over the same period last year.

         Total  assets  grew  by  $51,814,199,  or  23.1%,  to  $276,152,762  at
September 30, 2005 compared to $224,338,563 at December 31, 2004. This increase was primarily due to loan growth of $43,502,947, or 23.1%, to $232,109,937 at September 30, 2005 compared to $188,606,990 at December 31, 2004.

         Deposits  increased  by  $40,925,106,  or  22.8%,  to  $220,510,117  at
September 30, 2005, from $179,585,011 at December 31, 2004. Borrowings increased by $6,934,512, or 34.0%, to $27,313,238 at September 30, 2005, from $20,378,726 at December 31, 2004. During the quarter, pooled trust preferred securities were issued in the amount of $10,000,000.

         Interest income increased $1,454,018, or 48.8%, to $4,434,368 for the three months ended September 30, 2005, compared to interest income of $2,980,350 for the same quarter in 2004. Interest expense increased $856,750, or 89.8%, to $1,810,909 for the three months ended September 30, 2005, compared to $954,159 for the same quarter in 2004 due to continued deposit growth coupled with an increase in interest rates paid on deposits.

         Non-interest income decreased $53,487, or 18.4%, to $237,771 for the three months ended September 30, 2005, from $291,258 for the same quarter in 2004. The decrease is primarily attributable to loan fees.

         Non-interest expense increased $124,831, or 13.0%, to $1,081,724 for the three months ended September 30, 2005, from $956,893 for the same quarter in 2004. The increase is primarily attributable to the costs associated with the holding company reorganization.

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         According to our President and CEO, Vito Pantilione,  the gains reflect our continued overall growth, as well as the ongoing positive customer response to our products and services.

         Parke Bancorp, Inc. is a bank holding company for Parke Bank which is a New Jersey-chartered commercial bank headquartered at 601 Delsea Drive, Washington Township, New Jersey, with additional branches in Northfield, New Jersey, and Washington Township. In addition, the Bank operates a loan production office in Philadelphia, Pennsylvania.

         Parke Bancorp, Inc. was incorporated in January 2005. It commenced operations on June 1, 2005 with the acquisition of Parke Bank. Comparisons to 2004 year-end and interim period financial data relate to the financial condition and results of operations of Parke Bank. Parke Bancorp maintains its principal office at 601 Delsea Drive, Washington Township, New Jersey. It conducts its bank business through branch offices located in Northfield, New Jersey and two branch offices located in Washington Township, New Jersey. In addition, the bank opened a loan production office in Philadelphia in February 2004. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small to mid-sized businesses in Gloucester, Atlantic and Cape May Counties in New Jersey and the Philadelphia area in Pennsylvania. Parke Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp's common stock is traded on the Nasdaq Stock Market under the symbol "PKBK."

SELECTED FINANCIAL CONDITION DATA

                                       September        December
                                          2005            2004       Change %
                                       ---------        --------     --------
                                    (in thousands)  (in thousands)
Total assets                             276,152         224,339      23.1%
Cash and cash equivalents                 12,818           1,802     611.3%
Investment securities                     22,528          24,590     (8.4)%
Loans receivable, net                    228,910         185,986      23.1%
Deposits                                 220,510         179,585      22.8%
Other borrowings                          27,313          20,379      34.0%
Stockholders' equity                      25,859          22,829      13.3%

SELECTED FINANCIAL RATIOS

            Three months ended          September       September
                                           2005           2004
                                        ---------       ---------
Return on average assets                    1.45%           1.40%
Return on average equity                   14.48%          12.55%
Interest rate spread                         4.0%            4.1%
Net interest rate margin                     4.4%            4.4%
Efficiency ratio                            39.0%           40.7%

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SELECTED OPERATIONS DATA

            Nine months ended          September        September
                                          2005            2004       Change %
                                       ---------        --------     --------
                                    (in thousands)  (in thousands)
Interest and dividend income               12,238          8,577      42.7%
Interest expense                            4,591          2,716      69.0%
   Net interest income                      7,646          5,861      30.0%
Provision for loan losses                     806            399     102.0%
Net interest income after
   provision for loan losses                6,840          5,461      25.3%
Non-interest income                           709            589      20.4%
Non-interest expense                        3,350          2,694      24.3%
Income before income taxes                  4,199          3,357      25.1%
Provision for income taxes                  1,674          1,310      27.8%
Net income                                  2,525          2,047      23.4%

Basic income per share                       1.13            .95      18.9%
Diluted income per share                      .96            .81      18.5%

Weighted shares - basic                     2,235          2,149
Weighted shares - diluted                   2,627          2,525

  ASSET QUALITY DATA

                                         September       December
                                           2005            2004
                                         ---------       --------
                                      (in thousands)  (in thousands)
Allowance for loan losses                   3,200          2,621
Percentage of allowance for
   loan losses of total loans                 1.4%           1.4%
Non-accrual loans                             520            241
Real estate owned                            None           None


         This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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